UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date Of Report (Date Of Earliest Event Reported): May 6, 2008 (April 30, 2008)
PACIFIC OFFICE PROPERTIES TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)
Commission File Number: 1-9900

Maryland (State or Other Jurisdiction of Incorporation or Organization)	86-0602478 (I.R.S. Employer Identification No.)
233 Wilshire Blvd., Suite 830, Santa Monica, CA 90401
(Address of Principal Executive Offices, Including Zip Code)
310-395-2083
(Registrant’s Telephone Number, Including Area Code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets.
     Pacific Office Properties Trust, Inc., a Maryland corporation (the “Company”), pursuant to the Master Formation and Contribution Agreement dated as of October 3, 2006 between Arizona Land Income Corporation and POP Venture, LLC, as amended, obtained on March 19, 2008 the option to purchase (“Option”) at a price equal to the cost of investment of affiliates of POP Venture, LLC and of the Company’s Chairman of the Board, Jay H. Shidler (the “Shidler Affiliates”), up to eighteen properties that the Shidler Affiliates had acquired or had under contract to acquire.
     Following the partial exercise of the Option, on April 30, 2008, the Company acquired, through Pacific Office Properties, L.P., a Delaware limited partnership of which the Company is the sole general partner (the “Operating Partnership”), a 32.167% managing ownership interest in a joint venture holding three commercial office buildings totaling approximately 54,000 rentable square feet, located in San Diego, California (the “Office Portfolio”) under the Purchase and Contribution Agreement and Joint Escrow Instructions dated as of February 27, 2008 between 5 Torrey Hills Venture, LLC and Shidler West Investment Partners, LP, a California limited partnership and a Shidler Affiliate (“SWIP”), as amended, and the Purchase and Sale Agreement and Joint Escrow Instructions dated as of February 27, 2008 by and among Buie Carlsbad Building A, LLC, Buie Carlsbad Lot 10, LLC and SWIP, as amended (collectively, the “Office Portfolio Agreements”). Pursuant to the terms of the Option, the Operating Partnership assumed the rights and obligations of SWIP under the Office Portfolio Agreements. The Office Portfolio Agreements contain customary representations and warranties and conditions to the consummation of the transactions contemplated by the Office Portfolio Agreements.
     The Company acquired its ownership interest in the Office Portfolio for a purchase price of approximately $2.6 million, including customary closing costs. The remaining ownership interest in the joint venture is owned by an unaffiliated institutional joint venture. The Company’s purchase price was funded by issuing 396,500 common units of the Operating Partnership (the “Common Units”). The Common Units were valued at $6.5589 per unit, based on the average closing price of the Company’s common stock for the trading days occurring within the 20 day period preceding the closing date of the transactions contemplated by the Office Portfolio Agreements.

     Additionally, on April 30, 2008, the Company, through the Operating Partnership, entered into and consummated, following exercise of its Option, the transactions contemplated by the Membership Interest Purchase Agreement (the “Black Canyon Agreement”) by and among the Operating Partnership, and STIRR Black Canyon, LLC, and POP/BC Mezzanine, L.L.C., which are Shidler Affiliates. Pursuant to the Black Canyon Agreement, the Company acquired a 17.5% managing ownership interest in a joint venture in a commercial office building totaling 220,205 rentable square feet, located in the metropolitan Phoenix area (the “Black Canyon Corporate Center”). The Black Canyon Agreement contains customary representations and warranties and conditions to the consummation of the transactions contemplated by the Black Canyon Agreement.
     The ownership interest in Black Canyon Corporate Center was acquired by the Company for a purchase price of $1.03 million, payable in the form of a subordinated promissory note issued by the Operating Partnership (the “Note”). The purchase price for the Black Canyon Corporate Center is approximately equal to the Shidler Affiliate’s cost of investment in the Black Canyon Corporate Center. The terms and conditions of the Note are substantially similar to the terms and conditions of the promissory notes issued to other Shidler Affiliates on March 19, 2008. The Note accrues interest at a rate of 7% per annum, with interest payable quarterly, subject to an Operating Partnership right of accrual. The Note has a five-year maturity, subject to an Operating Partnership option to extend for one additional year. The Note is payable upon the occurrence of a qualified public offering and is an unsecured obligation of the Operating Partnership. The Note can be repaid at any time and will be full recourse to the Operating Partnership.

Item 3.02.	Unregistered Sales of Equity Securities.
     On April 30, 2008, pursuant to the Office Portfolio Agreements, the Company issued approximately 396,500 Common Units in exchange for a 32.167% managing ownership interest in the Office Portfolio as a part of the transaction described elsewhere in this Current Report on Form 8-K. The Common Units will become exchangeable for shares of the Company’s common stock on a one for one basis, but no earlier than April 30, 2010. The Common Units were issued without registration pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, as the issuance was made to qualifying investors.

Signature(s)
     Pursuant to the Requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

PACIFIC OFFICE PROPERTIES TRUST, INC.
Dated: May 6, 2008	/s/ James M. Kasim
	Name:	James M. Kasim
	Title:	Chief Financial Officer